Exhibit (b)(2)

                                                         Amendment No. 1


                           AMENDMENT TO THE BY-LAWS OF
                            TWEEDY, BROWNE FUND INC.


         Pursuant to Article XIV of the By-Laws of the Tweedy, Browne Fund Inc. (the "Corporation") the Board of Directors, by affirmative vote of a majority thereof, shall have the right to amend, alter or repeal the By-Laws at any regular or special meeting of the Board of Directors, except any particular By-Law which is specified as not subject to alteration or repeal by the Board of Directors.

         Pursuant to this Article XIV, on March 9, 1994, a majority of the Corporation's Board of Directors amended Article II, Section 2, in its entirety, said Article II, Section 2 to read hereinafter as follows:


         "Special meetings of the stockholders, unless otherwise provided by law or by the Articles of Incorporation (the "Articles") may be called for any purpose or purposes by a majority of the Board of Directors, the President, or on the written request of the holders of at least 10% of the outstanding capital stock of the Corporation entitled to vote at such meeting."